EXHIBIT 99.1

For Immediate Release

Meta Financial Group, Inc.® Announces Cindy Smith to be Appointed to Additional Position of Chief Operating Officer

SIOUX FALLS, S.D. (9/6/16) – Meta Financial Group, Inc.® (NASDAQ: CASH – NEWS) and MetaBank (“Meta”) announced today that Cynthia M. “Cindy” Smith will be appointed Executive Vice President (“EVP”) and Chief Operating Officer effective September 9th. Ms. Smith who is currently EVP and Head of Technology and Operations at Meta will continue to be responsible for operations, product development, and technology and information management across Meta in this new role. "Cindy has been instrumental in Meta’s recent growth and we are fortunate to have her on our leadership team," said J. Tyler Haahr, Chairman and CEO.

Prior to joining Meta in 2015, Smith held several executive positions, most recently at Zions Bancorporation where she was EVP, Director of Client Contact Services and Channel Management. She also held the position of EVP, Director of BankCard Product and Services at Zions Bancorporation. Smith was also named in 2008 by American Banker as one of the "Top 25 Most Powerful Women in Banking". Smith started her payments career while at US Bank, pioneering Purchasing Cards in the corporate market.

Ira Frericks, who currently serves as EVP and Chief Operating Officer, and reported to Smith, has agreed to resign his employment effective September 9th to pursue other opportunities. Frericks joined Meta in 2008 as Chief Accounting Officer and over his long career has served in important roles in accounting, finance and operations for a number of financial institutions. “Ira served Meta with distinction for more than eight years, helping the company navigate through a period of tremendous growth and change and we thank him for his service” said J. Tyler Haahr, Chairman and CEO.

About Meta Financial Group
Meta Financial Group, Inc. (MFG) is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, its tax refund-transfer software division.

Media Contact:
Katie LeBrun
Corporate Communications Director
605.362.5140
klebrun@metabank.com